Filed Pursuant to Rule 424(c)
                                           Registration Statement No. 333-35707

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 29, 1997)


                                7,101,462 Shares
                             CUC INTERNATIONAL INC.
                                  Common Stock
                               ------------------

     All of the 7,101,462 shares of Common Stock, par value $.01 per share (the "Common Stock"), of CUC International Inc. ("CUC" or the "Company") offered pursuant to this Prospectus Supplement (the "Offering") are being offered by Toronto Star Newspapers Limited ("Torstar" or the "Selling Stockholder"). See "Plan of Distribution" and "Selling Stockholders."

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "CU." On November 5, 1997, the last sale price of the Common Stock as reported on the NYSE was $29 3/4 per share.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has agreed to purchase from the Selling Stockholder the shares of Common Stock offered hereby at a purchase price of $28.94 per share, resulting in proceeds of $205,516,310.28 (before expenses) to the Selling Stockholder. The Company has agreed to bear certain of the expenses in connection with the registration and sale of the shares of Common Stock including all registration, qualification and filing fees, all fees and expenses of legal counsel, accountants and other persons retained by the Company, and all other expenses incurred by the Company (other than selling commissions and the fees and expenses of counsel or other advisors to the Selling Stockholder).

     The Common Stock offered hereby may be offered by Merrill Lynch from time to time in one or more transactions (which may involve block transactions) on the NYSE or otherwise, at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

     The Company has agreed to indemnify Merrill Lynch against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

                               ------------------

     The shares of Common Stock are offered by Merrill Lynch, subject to prior sale, when, as and if issued to and accepted by it, subject to certain conditions. Merrill Lynch reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or about November 12, 1997.

                               ------------------

                               Merrill Lynch & Co.
                               ------------------

           The date of this Prospectus Supplement is November 6, 1997.


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     Merrill Lynch may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing and the purchase of Common Stock to cover syndicate short positions. For a description of these activities, see "Plan of Distribution."

     The following information contained in this Prospectus Supplement is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated therein by reference.

                              PLAN OF DISTRIBUTION

     Merrill Lynch has agreed to purchase from the Selling Stockholder, and the Selling Stockholder has agreed to sell to Merrill Lynch, 7,101,462 shares of Common Stock.

     Merrill Lynch's obligation to purchase the shares of Common Stock is subject to the satisfaction of certain conditions. The nature of Merrill Lynch's obligation is such that it is committed to purchase all of the shares of Common Stock if any are purchased.

     Merrill Lynch has advised the Company and the Selling Stockholder that it proposes to offer the shares of Common Stock offered hereby for sale, from time to time, to purchasers directly or through agents, or through brokers in brokerage transactions on the NYSE (which may include block trades), or to dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Brokers, dealers, agents or others that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters under the Securities Act. Those who act as an underwriter, broker, dealer or agent in connection with the sale of the Common Stock offered hereby will be selected by Merrill Lynch and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

     The Prospectus to which this Prospectus Supplement is attached also includes additional shares held by certain other stockholders of the Company. In connection with the Offering, John H. MacBain and Louise T. Blouin MacBain, owners of shares of a Canadian subsidiary of CUC exchangeable at the option of the holder for an aggregate of 7,101,462 shares of Common Stock, and Eric Teyssonniere de Gramont, owner of an option to purchase an aggregate of 698,087 shares of Common Stock, have each agreed with Merrill Lynch not to offer to sell, contract to sell, transfer or otherwise dispose of, directly or indirectly, any such shares of Common Stock or securities convertible into or exchangeable for such shares of Common Stock or engage in any hedging transaction with respect to such shares of Common Stock until February 12, 1998 (other than the purchase of put options on the date hereof with respect to an aggregate of 7,700,000 shares of Common Stock).

     Until the distribution of the shares of Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of Merrill Lynch to bid for and purchase the Common Stock. As an exception to these rules, Merrill Lynch is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If Merrill Lynch creates a short position in the Common Stock in connection with the Offering, i.e., if it sells more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement, Merrill Lynch may reduce that short position by purchasing Common Stock in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor Merrill Lynch makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor Merrill Lynch makes any representation that Merrill Lynch will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company has agreed to indemnify Merrill Lynch against certain liabilities, including certain liabilities under the Securities Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents (and amendments thereto) previously filed by the Company (File No. 1-10308) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference and are made a part hereof:

            (i) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 (the "CUC 10-K"), filed with the Commission on May 1, 1997;

            (ii) The Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended April 30, 1997 and July 31, 1997 (the "CUC 10-Qs"), filed with the Commission on June 16, 1997 and September 15, 1997;

            (iii) The Company's Current Reports on Form 8-K, filed with the Commission on February 4, 1997, February 13, 1997, February 26, 1997, March 17, 1997, May 29, 1997, August 14, 1997, October 31, 1997 and
      November 4, 1997, and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since January 31, 1997 and prior to the date of this Prospectus;

            (iv) The Joint Proxy Statement/Prospectus of CUC International Inc. and HFS Incorporated (the "CUC/HFS Proxy") on Schedule 14A filed with the Commission on August 28, 1997; and

            (v) The description of Common Stock in the Company's registration statements on Form 8-A, as filed with the Commission on July 27, 1984 and August 15, 1989, including any amendment or report filed for the purposes of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference and to be a part hereof on and from the date of filing of such documents. Any statement contained in a document so incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

     Copies of all documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), will be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus Supplement has been delivered upon the written or oral request of such person. Requests for such copies should be directed to the Company, 707 Summer Street, Stamford, Connecticut 06901, Attention: Secretary, telephone: (203) 324-9261.

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     No dealer, salesperson or other
individual has been authorized to give any
information or to make any representations
not contained or incorporated by
reference in this Prospectus Supplement or
the Prospectus in connection with the
offering covered by this Prospectus
Supplement and the Prospectus. If given or
made, such information or representations
must not be relied upon as having been                7,101,462 Shares
authorized by the Company, the Selling
Stockholder or Merrill Lynch. This
Prospectus Supplement and the Prospectus
do not constitute an offer to sell, or             CUC INTERNATIONAL INC.
a solicitation of an offer to buy, the
Common Stock in any jurisdiction where,
or to any person to whom, it is unlawful
to make such offer or solicitation.                      Common Stock
Neither the delivery of this Prospectus
Supplement and the Prospectus nor any
sale made hereunder or thereunder shall,             ------------------
under any circumstances, create an                  PROSPECTUS SUPPLEMENT
implication that there has not been any              ------------------
change in the facts set forth in this
Prospectus Supplement or the Prospectus
or in the affairs of the Company since
the date hereof.
          ------------------

          TABLE OF CONTENTS

        Prospectus Supplement
                                    Page
Plan of Distribution...........      S-3
Incorporation of Certain
Documents by Reference.........      S-4

             Prospectus                             Merrill Lynch & Co.

Available Information..........        2
Incorporation of Certain
Documents by Reference.........        2
The Company....................        3
Use of Proceeds................        4
Selling Stockholders...........        4
Plan of Distribution...........        5
Legal Matters..................        6
Experts........................        6             November 6, 1997

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